Exhibit 99.1

Contact:	Dana Wardwell
(828-454-0676)

Blue Ridge Paper Products Inc. Announces Expiration of Change of Control Offer for its 9½% Senior Secured Notes Due 2008

MEMPHIS, TN, USA September 27, 2007 (Bloomberg: bluerd) — Blue Ridge Paper Products Inc. today announced the expiration, at 12:00 midnight, New York City time, on September 25, 2007, of the previously announced change of control offer by Blue Ridge Paper Products Inc., for all U.S.$125,000,000 outstanding principal amount of its 9½% Senior Secured Notes Due 2008 (CUSIP Number: 096000AC8) (the “Notes”). U.S.$124,319,000 in aggregate principal amount of the Notes were tendered in the change of control offer.

The change of control offer was made solely to fulfill Blue Ridge Paper Products Inc.’s obligations under the indenture governing the Notes, which required that Blue Ridge Paper Products Inc. make an offer to purchase the Notes following a “change of control” (as defined in the indenture). A “change of control” occurred on July 31, 2007 as a result of the acquisition of Blue Ridge Paper Products Inc. through a merger between its parent, Blue Ridge Holding Corp., and Packaging Holdings Inc., a subsidiary of Rank Group Limited.

This announcement does not constitute an offer or solicitation to purchase with respect to the Notes. The change of control offer was made only by means of the Notice of Change of Control and Offer to Purchase dated August 29, 2007.

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Blue Ridge Paper Products Inc. is a leading North American producer of gable top cartons used for packaging juice, milk and other products and of ovenable paperboard used for heating packaged foods in microwave and conventional ovens. Other products produced by Blue Ridge Paper Products Inc. are polymer-coated bleached paperboard (including cup stock), envelope paper, specialty and offset printing paper and uncoated bleached paperboard. Blue Ridge Paper Products Inc.’s customers include leading juice and dairy producers, consumer products companies, ovenable paperboard and cup manufacturers, envelope manufacturers, printers and distributors. Blue Ridge Paper Products Inc. owns and operates a pulp and paper mill, an extrusion polymer coating facility and four packaging plants.